Exhibit 10.18
Compensation of Outside Directors
     Cash Compensation. Each of our outside Directors is paid $50,000 in cash compensation annually, which is payable quarterly in advance, and also receives the following additional cash compensation as applicable:
Standing Committee Membership
•	Each member of the Audit Committee, $15,000 annually;

•	Each member of the Compensation Committee, $5,000 annually; and

•	Each member of the Nominating and Governance Committee, $5,000 annually.
Chairman Position
•	Chairman of the Board, $100,000 annually; and

•	Chairman of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, $25,000 annually.
Meeting Fees
•	For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended in person by a member, a fee to such member of $1,500 or $3,000 if such member is its Chairman;

•	For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended via teleconference or videoconference, a fee to each such member of $500 or $1,000 if such member is its Chairman; and

•	For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended in person by a member, all customary out-of-pocket expenses of such member are reimbursed.
Polar Board Compensation
     Eugene I. Davis, our Chairman, was elected Chairman of Polar Air Cargo Worldwide, Inc. (“Polar”) on June 28, 2007. In light of his increased responsibility resulting from the assumption of this position, beginning June 28, 2007, Mr. Davis receives an annual cash retainer of $50,000 (payable quarterly) and meeting fees in respect of meetings of the Polar Board of Directors consistent with the meeting fees paid to the Company’s Directors for Company Board and Committee meetings as described above. Except for Mr. Davis, no other person is compensated by the Company for serving as a Director of Polar.
Equity Compensation
     Restricted Stock Units. Each of our Directors (other than Mr. Flynn) receives an annual grant of restricted stock units for a number of shares having a value (calculated based on the closing price of the Common Stock on the date of grant) of $100,000 ($175,000 in the case of Mr. Davis). The shares vest on the earlier of the date of the Company’s next succeeding annual meeting of stockholders or on the one-year anniversary of the date of grant.